UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 27, 2006
Graham Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-8462	16-1194720

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Florence Avenue, Batavia, New York		14020

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (585) 343-2216
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On July 27, 2006, Graham Corporation (the “Company”) entered into an Employment Agreement with James R. Lines, the Company’s President and Chief Operating Officer. The agreement, which has an effective date of August 1, 2006, provides that Mr. Lines will receive a minimum base salary of $220,000 as well as other customary benefits. Mr. Lines is also eligible under the agreement to receive discretionary bonuses. The agreement automatically renews such that it always has a one-year term remaining, unless Mr. Lines or the Company elects not to extend the term further, in which case the term will end on the first anniversary of the date on which notice of such election not to extend is given. If not terminated sooner, the agreement will end on the last day of the month in which Mr. Lines turns 65. The Employment Agreement also provides that upon the occurrence of certain events within three years after a change in control of the Company, Mr. Lines would be entitled to certain payments, including among other things, a payment equal to one dollar less than three times his average tax-includable compensation (including bonus) for the five most recent taxable years ending before the date of such change in control. In addition, in such an event all unvested stock options held by Mr. Lines would accelerate. The Employment Agreement supercedes all prior employment agreements between the parties. A copy of the Employment Agreement is attached to this Current Report on Form 8-K as Exhibit 99.1.
     On July 27, 2006, the Compensation Committee of the Company’s Board of Directors approved the grant of 3,000 stock options to Mr. Lines under the 2000 Graham Corporation Incentive Plan to Increase Shareholder Value. Such stock options have an exercise price of $17.10 (that being the closing price of the Company’s Common Stock on the American Stock Exchange on the date of grant), vest 25% per year over four years and expire ten years from the date of grant.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description
99.1	Employment Agreement between Graham Corporation and James R. Lines executed July 27, 2006 with an effective date of August 1, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Graham Corporation
Date: July 27, 2006	By:	J. Ronald Hansen
J. Ronald Hansen
Vice President — Finance & Administration and Chief Financial Officer